Exhibit 25(2)(k)(2)
                               AMENDMENT AGREEMENT

     This Amendment Agreement is made and entered into as of the 27th day of February, 2006, by and between Robeco-Sage Multi-Strategy Fund, L.L.C.(f/k/a Sage Multi-Strategy Fund, L.L.C.) (the "Fund") and Robeco-Sage Capital Management, L.L.C. ("Sage").

                                   WITNESSETH:

     WHEREAS, the Fund and Sage entered into a Management Agreement dated as of September 12, 2005 (the "Management Agreement"); and

     WHEREAS, the Fund and Sage desire to amend the Management Agreement as provided herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 2(a) of the Management Agreement shall be amended and restated in its entirety to read as follows:

     In consideration for the provision by Sage of its services hereunder, the Fund will pay Sage a fee payable quarterly, equal to 0.025% (0.10% on an annualized basis) of the Fund's "net assets" (the "Management Fee"). "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities, and obligations of the Fund calculated before giving effect to any repurchases of interests.

2. Governing Law; Consent to Jurisdiction. This Amendment Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or Federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

3. Counterparts. This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment
Agreement as of the day and year first above written.




                                By: __________________________
                                    Name:
                                    Title:
                                    on behalf of the Fund





                                ROBECO-SAGE CAPITAL
                                    MANAGEMENT, L.L.C.




                                By: __________________________
                                Name:
                                Title